EXHIBIT 99.2

American Eagle Outfitters, Inc.
March 2007
Recorded Sales Commentary Transcript dated April 11, 2007

Good afternoon. Welcome to the American Eagle Outfitters March 2007 Sales Commentary. This is Judy Meehan, Senior Director of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

We are extremely pleased with our March performance. Spring break came to life at AE, with on-trend assortments and newness in vibrant colors and novelty details. Our AE spring break marketing campaigns were on-target and well received by our customers. A sharp adherence to everyday value and quality continued to drive brand loyalty. Sales performance was favorable throughout the month, with a significant acceleration in week five, due to the shift in the pre-Easter week, which occurred in March this year.

Total sales for the five weeks ended April 7th increased 35% to $271.4 million compared to $201.6 million for the five weeks ended April 1st, 2006. Due to the 53rd week in fiscal 2006, March comps are compared to the five weeks ended April 8th last year. On this basis, we delivered a comparable store sales increase of 20% compared to 4% for the same period last year.

The best performing categories this spring include men's and women's shorts, jeans, woven shirts, knit tops and aerie. Overall, men's comped in the positive mid-twenties and women's increased in the high-teens.

March sales were driven by higher in-store traffic, a high-teen increase in the number of transactions sold per store, and a low-twenty increase in units sold per store. The average transaction value increased in the mid single-digits, driven by a mid single-digit increase in units per transaction. The average unit retail price declined in the low single-digits primarily due to sales mix.

Entertaining and interactive new content surrounding Spring Break drove traffic to ae.com, which continued to achieve strong growth, with sales rising 35% in March.

Comp performance by week compares to last year as follows:

  Week one increased in the high single-digits, compared to a low double-digit increase last year;
  Week two increased in the low double-digits both years;
  Week three of positive low-twenty compared to negative low-twenty last year;
  Week four of positive high-teen, compared to positive mid-teen; and
  Week five increased in the low-forties, compared to positive mid-teen last year.

March comp store sales by geographic region were as follows:

  The Mid-West increased in the high-twenties;
  The Southwest rose in the mid-twenties;
  The West and Mid-Atlantic regions increased in the low-twenties;
  The Northeast and Canada increased in the high-teens; and
  The Southeast was positive mid-teen.

Our next major line, Summer One, arrives in stores on April 17th. The new collection features a fresh design inspiration, yet builds upon strong categories and trends from the spring season.

Due to the shift in the Easter shopping period and spring breaks into March this year, it's appropriate to consider March and April as a combined period. We expect comparable store sales for the overall nine week March/April period to increase in the low double-digit range. At this time we are raising our first quarter EPS expectation to a range of $0.34 to $0.35, representing a 21% to 25% increase from EPS of $0.28 last year. Our previous guidance was $0.31 to $0.33 per share.

Thank you for your continued interest in American Eagle Outfitters.